                                                                   EXHIBIT 10.12


EMPLOYMENT AGREEMENT AND FIRST AMENDMENT BETWEEN THE REGISTRANT AND MARTIN KELLY

     This agreement is dated and made effective the 9th day of August, 1999 (the "Effective Date") between Martin Kelly ("Executive") and Pyramid Breweries Inc., a Washington Corporation ("Company").

1.   Employment.  Company employs Executive and Executive accepts employment on
     ----------
     the terms and conditions in this agreement.

2.   Duties.  Executive is employed in the capacity of President and Chief
     ------
     Operating Officer. In this capacity, Executive shall have primary responsibility for the planning and execution of all brewing, retailing, sales and marketing operations. Executive shall report directly to, and take direction from, the Company's Chief Executive Officer. Executive shall perform the duties customarily performed by a president and chief operating officer, provided that Executive's precise duties may be changed, extended or curtailed, from time to time, at the Chief Executive Officer's direction, and Executive shall assume and perform the further reasonable responsibilities and duties so assigned from time to time.

3.   Intensity of Effort; Other Business.  Executive shall devote his entire
     -----------------------------------
     working time, attention, and efforts to Company's business and affairs, shall faithfully and diligently serve Company's interests and shall not engage in any business or employment activity that is not on Company's behalf (whether or not pursued for gain or profit) except for (a) activities approved in writing in advance by the Board and (b) passive investments that do not involve Executive providing any advice or services to the businesses in which the investments are made.

4.   Term.  The term of this agreement is of indefinite duration.  As stated in
     ----
     paragraph 9 below, this agreement and Executive's employment relationship may be terminated at any time, with or without cause.

5.   Compensation.  Executive's compensation shall be as follows:
     ------------

     (a) Executive's salary shall be $7,423.00 payable every two weeks (equal to $193,000 on an annualized basis). Payday is the Friday following each two-week period. Beginning in the year 2001, Executive's salary shall be reviewed on January 1st each year and increased as determined in the Chief Executive Officer's sole discretion.

     (b) Executive will be eligible to receive a personal performance bonus each year of up to an additional $30,000 as determined by the Chief Executive Officer based upon performance criteria established in the Quarterly Bonus Program at his discretion. Executive is eligible for the personal performance bonus for any quarter only if Executive remains employed by Company at least through the last day of each quarter. If Executive's employment ends prior to the last day of a quarter, Executive will be ineligible for any portion of the remaining personal performance bonus for that year, save that if the Company shall terminate employment without cause, Executive shall be eligible for a pro-rata portion of that quarter's personal performance bonus. The personal performance bonus, if any, shall be paid on or before the end of the following quarter.

     (c) Executive will also be eligible to receive a corporate bonus each year of up to an additional $20,000 as determined by the Board of Directors Compensation Committee's review of the Company's performance in the past year compared to the budget plan for that year. If Executive's employment ends prior to December 31, Executive will be ineligible for any portion of the corporate performance bonus for that year. The corporate performance bonus, if any, shall be paid on or before April 15 of the following year.

     (d) Executive shall be eligible for stock options and/or other incentive compensation only as stated in Non-Qualified Stock Option Agreements between the Company and Executive.

     (e) Executive shall receive a car allowance of $300 per month, plus reimbursement for gas purchased by employee for business use.

6.   Benefit Plans.  Executive (and qualifying immediate family members where
     -------------
     applicable) shall be eligible to participate in the Company's Employee Benefit Package offered generally to employees, which currently includes health insurance through Blue Cross of Washington, life and AD&D insurance, fifty percent (50%) Company-payment of vision and dental, maternity leave, health insurance continuation, sick leave, paid vacation, holidays, and 401(k). The exact terms and conditions of the Company's benefits, including eligibility are governed by the benefit plans, not this agreement or any summary provided to Executive.

7.   Vacation and Sick Leave.  Executive shall be entitled to four weeks (20
     -----------------------
     days) of paid vacation and five days of paid sick leave per calendar year (prorated if this agreement begins and/or ends in the middle of a calendar year). Up to three weeks (15 days) of vacation not used in any calendar year may be carried over into the next calendar year; otherwise unused vacation is forfeited at the end of the calendar year. Upon termination of employment for any reason, Executive shall be paid for earned but unused vacation. Sick leave may be accumulated up to a maximum of twenty (20) days. Unused sick leave is not paid upon termination of employment, regardless of the reason.

8.   Business Expenses.  Executive is authorized to incur reasonable travel and
     -----------------
     entertainment expenses to promote Company's business. Company shall reimburse Executive for those expenses. Executive shall provide to Company the itemized expense account information that Company reasonably requests.

9.   Termination.  Executive's employment may be terminated as follows; in which
     -----------
     event Executive's compensation and benefits shall terminate except as otherwise provided below:

     (a)  Without Cause or Good Reason.  Either party may terminate Executive's
          ---------------------
          employment at any time by giving fourteen (14) calendar days' advance written notice of termination to the other without the necessity of cause or good reason.

     (b)  By Company for Cause.  Company may terminate Executive's employment
          --------------------
          for cause, without advance written notice of termination, by giving written notice of such termination. Any termination of Executive's employment for cause must be approved by a majority of the Board other than Executive. Executive must be given reasonable advance notice of the meeting at which his or her termination is to be considered, and a reasonable opportunity to address the Board. For purposes of this agreement "cause" means and is limited to dishonesty, fraud, commission of a felony or of a crime involving moral turpitude, harassment or illegal discrimination of any nature, including sexual harassment, destruction, theft, or unauthorized use or distribution of Company property or confidential information, fighting with an employee or customer or vendor, intoxication at work, use of alcohol to an extent that it impairs Executive's performance of his or her duties, use of illegal drugs at any time, malfeasance or gross negligence in the performance of Executive's duties, violation of law in the course of employment, Executive's failure or refusal to perform his or her duties, Executive's failure or refusal to follow reasonable instructions or directions, misconduct, or any material beach of Executive's duties or obligations to Company.

     (c)  Death.  Executive's employment shall terminate automatically upon
          -----
          Executive's death.

     (d)  Permanent Disability.  Company may terminate Executive's employment
          --------------------
          immediately if Executive becomes permanently disabled. For purposes of this agreement Executive will be considered "permanently disabled" if, for a continuous period of twenty-four (24) weeks or more, Executive has been unable to perform the essential functions of the job because one or more mental or physical illnesses and/or disabilities, provided that Company may grant Executive unpaid leave if and to the extent that, in Company's judgment, doing so is required by law.

10.  Termination Payments.
     --------------------

     (a)  Termination Without Cause.
          -------------------------

          (i) If Company terminates Executive's employment when neither cause nor permanent disability exists, Company shall pay Executive, as liquidated damages and in lieu of all other remedies to which Executive might be entitled arising out of the termination, termination payments equal to six month's salary plus a pro rata share of any personal performance bonus for which Executive is eligible in the year of termination. For the same six-month period, Company shall continue to provide at the Company's cost, the Company's medical benefits to employee and qualifying family members. Such liquidated damages shall be paid only if Executive executes a full and final general release of
               ----
               all claims against Company (including Company's officers, directors, agents, employees and assigns) arising out of Executive's employment relationship with Company.

          (ii) In addition, if Company terminates Executive's employment when neither cause nor permanent disability exists, but Company gives Executive less than the fourteen (14) days' advance written notice called for above, Company shall pay Executive, as liquidated damages and in lieu of all other remedies to which Executive might be entitled arising out of Company's failure to give fourteen (14) days' advance written notice, termination payments equal to the additional salary Executive would have received if Company had given Executive fourteen (14) days' advance written notice of termination.

          (iii) Termination payments shall be paid out at Executive's normal payroll rate on regular payroll days subject to normal payroll deductions, commencing first with the termination payments called for by subpart (ii), if any, followed by the termination payments called for by subpart (i). Any reimbursable expenses incurred prior to termination will be paid immediately upon termination.

     (b)  All Other Terminations.  In all cases of termination or expiration of
          ---------------------
          this agreement or of Executive's employment (including, but not limited to, a termination of Executive by Company for cause of Executive's resignation of employment), Executive's compensation and benefits shall terminate on the date the employment ends and Executive shall not be entitled to any termination payments or damages.

11.  Confidentiality/Unfair Competition.  Executive agrees that Company has many
     ----------------------------------
     substantial, legitimate business interests that can be protected only by Executive agreeing not to compete with Company unfairly. These interests include, without limitation, Company's contacts and relationships with its supply sources, Company's reputation and goodwill in the industry, and Company's rights in its confidential information. Executive agrees that information not generally known to the public to which Executive has been or will be exposed as a result of Executive's employment by Company is confidential information that belongs to Company. This includes information developed by Executive, alone or with others, or entrusted to Company by its supply sources, customers or others. Company's confidential information includes, without limitation, information relating to Company's trade secrets, know-how, procedures, pricing, products, services, purchasing, accounting, marketing, sales, supply sources, employees, and customers and active prospects and their related needs. Executive will hold Company's confidential information in strict confidence and will not disclose or use it except as authorized by Company and for Company's benefit. Executive also will not disparage Company or its business or services. Executive will not, apart from good faith competition, interfere with Company's relationships with its clients, employees, vendors, bankers or others.

12.  Possession of Materials.  Executive agrees that upon conclusion of
     -----------------------
     employment or request by Company, Executive shall turn over to Company all documents, files, office supplies and any other material or work product in Executive's possession or control that were created pursuant to or derived from Executive's services for Company.

13.  Nonraiding of Employees.  Executive recognizes that Company's workforce is
     -----------------------
     a vital part of its business. Therefore, Executive agrees that for twelve
     (12) months after Executive's employment with Company ends, regardless of the reason it ends, Executive will not solicit, directly or indirectly, any employee to leave his or her employment with Company. For purposes of this agreement, the phrase "shall not solicit, directly or indirectly," includes, without limitation, that Executive (a) shall not identify any Company employees to any third party as potential candidates for employment, such as by disclosing the names, backgrounds and qualifications of any Company employees; (b) shall not personally or through any other person approach, recruit or otherwise solicit employees of Company to work for any other employer; and (c) shall not participate in any pre-employment interviews with any person who was employed by Company while Executive was employed or retained by Company.

14.  Dispute Resolution.  Company and Executive agree to resolve all disputes
     ------------------
     arising out of their employment relationship by the following alternate dispute resolution process: (a) Company and Executive agree to seek a fair and prompt negotiated resolution; but if this is not successful, (b) all disputes shall be resolved by binding arbitration; provided that during this process, (c) at the request of either party, not made later than seventy-five (75) days after the initial arbitration demand, the parties agree to attempt to resolve any dispute by non-binding third-party intervention including either mediation or evaluation or both (but without delaying the arbitration hearing date). By entering into this contract, both parties give up their right to have the dispute decided in court by a judge or jury. The provisions of the Washington arbitration statute, Chapter 7.04 RCW, are incorporated herein to the extent not inconsistent with the other terms of this agreement.

     (a)  Binding Arbitration.  Any controversy or claim arising out of or
          -------------------
          connected with Executive's employment at Company, including but not limited to claims for compensation or severance and claims of wrongful termination, age, sex, racial or other discrimination, or civil rights violations shall be determined by arbitration commenced in accordance with RCW 7.04.060, provided that the total award by a single arbitrator (as opposed to a majority of three arbitrators) shall not exceed Two Hundred Fifty Thousand Dollars ($250,000). If either party asserts in good faith that it is entitled to an award over Two Hundred Fifty Thousand Dollars ($250,000), there shall be three (3) arbitrators. The location of the arbitration shall be Seattle, Washington, or such other city to which the parties may agree. If Company and Executive cannot agree on the arbitrator(s), then the arbitrator(s) shall be selected by the administrator of the American Arbitration Association (AAA) office nearest the city where the arbitration is to be conducted. Each arbitrator shall be an attorney with at least 15 years' experience in commercial law or judicial arbitration experience. All statutes of limitations, which would otherwise be applicable, shall apply to any arbitration proceeding hereunder. Any issue about whether a controversy or claim is covered by this agreement shall be determined by the arbitrator(s).

     (b)  Procedures.  The arbitration shall be conducted in accordance with
          ----------
          this agreement using as appropriate the AAA Employment Dispute Resolution Rules in effect on the date hereof. There shall be no discovery or dispositive motion practice (such as motions for summary judgment or to dismiss or the like) except that the arbitrator(s) shall authorize such discovery as may be shown to be necessary to ensure a fair hearing, and no such discovery shall extend the time limits contained herein. The arbitrator(s) shall not be bound by the rules of evidence or of civil procedure, but rather may consider such writings and oral presentations as reasonable business people would use in the conduct of their day-to-day affairs, and may require both parties to submit some or all of their respective cases by written declaration or such other manner of presentation as the arbitrator(s) may determine to be appropriate. The par-ties agree to limit live testimony and cross-examination to the extent necessary to ensure a fair hearing on material issues.

     (c)  Hearing; Law; Appeal Limited.  The arbitrator(s) shall take such steps
          ----------------------------
          as may be necessary to hold a private hearing within one hundred twenty (120) days of the initial request for arbitration and to conclude the hearing within two (2) days; and the arbitrator(s)'s written decision shall be made not later than fourteen (14) calendar days after the hearing. The parties agree that they have included these time limits in order to expedite the proceeding, but they are not jurisdictional, and the arbitrator(s) may for good cause allow reasonable extensions or delays, which shall not affect the validity of the award. The written decision shall contain a brief statement of the claim(s) determined and the award made on each claim. In making the decision and award the arbitrator(s) shall apply applicable substantive law. Absent fraud, collusion or willful misconduct by an arbitrator, the award shall be final and judgment may be entered in any court having jurisdiction thereof. The arbitrator(s) may award injunctive relief or any other remedy available from a judge, including the joinder of parties or consolidation of this arbitration with any other involving common issues of law or fact or which may promote judicial economy, and may award attorneys' fees and costs to the prevailing party, but shall not have the power to award attorneys' fees and costs to the prevailing party, but shall not have the power to award punitive or exemplary damages. The decision and award of the arbitrators need not be unanimous; rather, the decision and award of two (2) arbitrators shall be final.

     (d)  Injunctive Relief.  In the case of a breach of any of Executive's
          -----------------
          obligations to Company, Company may request a court of competent jurisdiction to issue such temporary or interim relief (including temporary restraining orders and preliminary injunctions as may be appropriate, either before arbitration is commenced or pending the outcome of arbitration. No such request shall be a waiver of the right to submit any claim or controversy to arbitration. Any issues of law or fact, which arise in connection with such request, shall, at Company's election, be determined by arbitration in accordance with subparagraph (a) through (c) above,

15.  Attorneys' Fees; Venue and Jurisdiction.  In any lawsuit or arbitration
     ---------------------------------------
     arising out of or relating to this agreement or Executive's employment, including without limitation arising from any alleged tort or statutory violation, the prevailing party shall recover reasonable costs and attorneys' fees, including on appeal. Venue and jurisdiction of any lawsuit involving this agreement or Executive's employment shall exist exclusively in state and federal courts in King County, Washington, unless injunctive relief is sought by Company and, in Company's judgment, that relief might not be effective unless obtained in some other venue. The provisions of this Section are subject to and do not supersede the dispute resolution provisions described above.

16.  Governing Law.  This agreement shall be governed by the internal laws of
     -------------
     the state of Washington without giving effect to provisions thereof related to choice of laws or conflict of laws.

17.  Saving Provision.  If any part of this agreement is held to be
     ----------------
     unenforceable, it shall not affect any other part. If any part of this agreement is held to be unenforceable as written, it shall be enforced to the maximum extent allowed by applicable law. The confidentiality, possession of materials, non-competition and nonraiding provisions of this agreement shall survive after Executive's employment by Company ends, regardless of the reason it ends, and shall be enforceable regardless of any claim Executive may have against Company.

18.  Waiver.  No waiver of any provision of this agreement shall be valid unless
     ------
     in writing, signed by the party against whom the waiver is sought to be enforced. The waiver of any breach of this agreement or failure to enforce any provision of this agreement shall not waive any later breach.

19.  Assignment; Successors.  Company may assign its rights and delegate its
     ----------------------
     duties under this agreement. Executive may not assign his or her rights or delegate his or her duties under this agreement.

20.  Binding Effect.  This agreement is binding upon the parties and their
     --------------
     personal representatives, heirs, successors and assigns.

21.  Counterparts.  This agreement may be executed in any number of
     ------------
     counterparts, each of which shall be an original and all of which, taken together, shall constitute a single agreement.

     22.  Complete Agreement.  This agreement, together with the Employee Stock
          ------------------
          Option Agreement dated August 9, 1999, and the offer letter to Executive dated June 18, 1999, is the final and complete expression of the parties' agreement relating to Executive's employment. Only a writing signed by both parties may amend this agreement; it may not be amended orally or by course of dealing. The parties are not entering into this agreement relying on anything not set out in this agreement. This agreement shall control over any contrary policies or procedures of Company, whether in effect now or adopted later. Company's policies and procedures that do not conflict with this agreement, whether in effect now or adopted later, shall apply or not apply to Executive as determined by Company in its discretion.

DATED as of the date first written above.



                                         EXECUTIVE: /s/ Martin Kelly
                                                    ----------------



                                         COMPANY:   PYRAMID BREWERIES INC.


                                         By       /s/ GEORGE HANCOCK
                                              ----------------------------
                                         Its: Chief Executive Officer

                    FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
                BETWEEN MARTIN KELLY AND PYRAMID BREWERIES INC.

2.   Modification.  Pursuant to paragraph 22 of the Employment Agreement dated
     ------------
     August 9, 1999, (the "Original Agreement") between Pyramid Breweries Inc., a Washington corporation ("Company"), and Martin Kelly ("Executive") requiring a writing signed by both parties to amend the Original Agreement, effective this 16th day of February, 2000 (the "Effective Date"), Executive and Company hereby agree to rescind in its entirety paragraph 5 of the Original Agreement and replace the same with the following:

               "5.  Compensation.  Executive's compensation will be as follows:
                    ------------

     (a)  Salary.  From December 9, 1999 through December 31, 2000, Company will
          ------
          pay Executive a base salary in the gross amount of $8,076.92, less authorized and required deductions, payable every two weeks (equal to the gross amount of $210,000.00 on an annualized basis). Payday is the Friday following each two-week period. Beginning in the year 2001, Executive's salary will be reviewed January 1st each year and adjusted as determined in the sole discretion of the Chairman of the Board of Directors ("Chairman") and the Board of Directors Compensation Committee ("Compensation Committee").

     (b)  Stock Options.  Company grants Executive the option to purchase 50,000
          -------------
          shares of Company at a price equal to the average closing price of all trading days from December 16, 1999, to December 31, 1999, in accordance with the terms and conditions of the Fast Forward Program and the Parties' January 3, 2000 Non-Qualified Stock Option Agreement, copies of each of which are attached hereto and incorporated herein by reference.

     (c)  Year 2000 Incentive Compensation.
          --------------------------------

          (1)  Annual EBITDA Bonuses.  If, during the period January 1, 2000
               ---------------------
               through December 31, 2000, Executive achieves Company's Earnings Before Interest Taxes Depreciation and Amortization ("EBITDA") goal set forth in Company's Year 2000 Business Plan (the "Plan"), a copy of which is attached hereto and incorporated herein by reference, Company will pay Executive a one-time, lump sum EBITDA Bonus in the gross amount of $25,000.00, less authorized and required deductions. Further, if, during the same period, the actual EBITDA results exceed Company's EBITDA budget by at least 10%, Company will pay Executive an additional one-time, lump sum EBITDA Bonus in the gross amount of $21,000.00 (10% of base salary), less authorized and required deductions. Further, Company will pay Executive an additional lump sum EBITDA Bonus in the gross amount of $2,100, less authorized and required deductions, for each additional one percent (I%) that the actual EBITDA results exceed Company's EBITDA budget during the same period by greater than ten percent (10%).

          (2)  Annual Consolidated Net Sales Bonus.  If, during the period
               -----------------------------------
               January 1, 2000 through December 31, 2000, Executive achieves Company's Consolidated Net Sales goal set forth in the Plan, Company will pay Executive a one-time, lump sum Consolidated Net Sales Bonus in the gross amount of $12,500.00, less authorized and required deductions.

          (3)  Quarterly Project Bonuses.
               -------------------------

               (i)       First Quarter.  If, prior to the end of the first
                         -------------
                    quarter of 2000, Executive performs, and presents to the Board of Directors ("Board") in a form to be determined by the Chairman and the Compensation Committee, a strategic analysis with recommendations exploring and evaluating whether Company's Alehouse Division should expand to additional markets to support deeper penetration by Company's core beer and soda business, Company will pay Executive a one-time, lump sum Project Bonus in the gross amount of $6,250.00, less authorized and required deductions.

               (ii)      Second Quarter.  If, prior to the end of the second
                         --------------
                    quarter of 2000, Executive performs, and presents to the Board in a form to be determined by the Chairman and the Compensation Committee, a strategic analysis with recommendations exploring and evaluating whether new beer and soda brand acquisitions will expand Company's current revenue and profit base at a faster rate than organic growth alone, Company will pay Executive a one-time, lump sum Project Bonus in the gross amount of $6,250.00, less authorized and required deductions.

          (4)  Eligibility and Payment.  If Executive's employment ends prior to
               -----------------------
               December 31, 2000, in the event of any annual bonus, or the last day of the quarter in the event of any quarterly bonus,

               Executive will be ineligible for any portion of that bonus; provided, however, that if Company terminates Executive's employment without cause, Company will pay Executive a pro-rata share of that bonus. Quarterly bonuses, if any, will be paid on or before the last day of the following quarter, and annual bonuses, if any, will be paid on or before April 15, 2001.

     (d)  Car Allowance.  Executive shall receive a car allowance of $300 per
          -------------
          month in addition to reimbursement for gas purchased by Executive for business use."

3. Full Effect of Remaining Terms/Complete Agreement. Any and all terms and conditions contained in the Original Agreement, other than those contained in paragraph 5 and with the exception of paragraph 10 (a)(i) which is to be amended to "termination payments and medical benefits equal to one year's salary" (increased from six months), are unchanged by this Amendment and remain in full effect. This Agreement, together with the Original Agreement and exhibits attached hereto and incorporated herein by reference, is the final and complete expression of the parties' amendment to the Original Agreement.

          DATED as of the Effective Date first written above.

                         EXECUTIVE: /s/ Martin Kelly
                                    ----------------



                         COMPANY:   PYRAMID BREWERIES INC.


                         By         /s/ GEORGE HANCOCK
                            -------------------------------
                         Its: Chief Executive Officer